Exhibit 10.16

NUVECTRA CORPORATION

2016 EQUITY INCENTIVE PLAN

FORM OF RESTRICTED STOCK UNIT AGREEMENT – NON-EMPLOYEE DIRECTORS

This Restricted Stock Unit Agreement (this “Agreement”) is made and entered into as of the date of grant set forth below (the “Date of Grant”) by and between Nuvectra Corporation, a Delaware corporation (the “Company”), and the individual named below (“Grantee”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Nuvectra Corporation Equity Incentive Plan (the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.

Name of Grantee:	[ ]

Number of Restricted Stock Units (“RSUs”):	[ ]

Date of Grant:	__________ __, 20__

Vesting Date(s):	[ ]

1.     Award of RSUs. The Company hereby grants to Grantee the total number of RSUs set forth above as the “Number of Restricted Stock Units”. Each RSU entitles Grantee, subject to Grantee’s continuous service with the Company through the vesting date of the RSU, to receive from the Company: (a) one (1) share of the Company’s common stock, par value $0.001 per share, (“Common Stock”); and (b) a cash payment equal to the sum of any ordinary cash dividends paid to stockholders of the Company during period that began on the Date of Grant and ends on the vesting date of such RSU (the “Restricted Period”), each in accordance with the terms of this Agreement and the Plan, and any rules and procedures adopted by the Committee.

2.     Rights of Ownership. During the applicable Restricted Period, the RSUs will be subject to forfeiture. Until the Restricted Period ends with respect to a particular RSU and a share of Common Stock is delivered to Grantee, Grantee generally will not have the rights and privileges of a stockholder. In particular, Grantee will not have the right to vote the RSUs on any matter put to the stockholders of the Company; Grantee may not sell, transfer, assign, pledge, use as collateral or otherwise dispose of or encumber the RSUs; and Grantee will not have the right to receive any dividends or dividend equivalents on the RSUs or the right to receive any dividend paid to stockholders on a share of Common Stock.

3.     Settlement of Vested RSUs. Upon expiration or termination of the Restricted Period with respect to the RSUs, and subject to the forfeiture provisions set forth below, each RSU for which the restrictions have lapsed will be exchanged for a certificate (either in paper or book entry form) evidencing one (1) share of Common Stock issued in Grantee’s name (or other name(s) designated by Grantee) and a cash payment equal to the dividends that would have been paid to Grantee had Grantee owned such share of Common Stock from the Date of Grant until the vesting date of the underlying RSU (“Accrued Dividend Equivalents”). Grantee’s shares of Common Stock and the cash payment for the Accrued Dividend Equivalents will be delivered to Grantee within ninety (90) days of the vesting date of the underlying RSU.

4.     Vesting. Except as otherwise provided in Section 5, the RSUs shall vest upon the date(s) set forth above as the Vesting Date(s), in each case provided that Grantee has been in continuous service with the Company from the Date of Grant through such Vesting Date(s). If Grantee’s service with the Company terminates due to death or Disability, all RSUs shall become fully vested. If Grantee’s service with the Company terminates for any reason other than as described in the preceding two sentences, any unvested RSUs then held by Grantee shall be immediately forfeited by Grantee and cancelled.

5.     Change in Control. In the event of a Change in Control and provided that as of such Change in Control Grantee has been in continuous service with the Company since the Date of Grant, vesting of the RSUs shall accelerate and the RSUs shall become fully vested.

6.     Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the RSUs and this Agreement shall be subject to all of the terms and conditions of the Plan. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

7.    Authority of the Committee. The Committee shall have full authority to interpret and construe the terms of the Plan and this Agreement. The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive.

8.     Governing Law. This Agreement shall be construed and administered in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law.

9.     Binding on Successors. The terms of this Agreement shall be binding upon Grantee and upon Grantee’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees.

10.     Securities Laws Requirements. The Company shall not be obligated to issue shares of Company Stock to Grantee if such transfer, in the opinion of counsel for the Company, would violate the Securities Act of 1933 (or any other federal or state statutes having similar requirements as may be in effect at that time).

11.     Necessary Acts. Grantee hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.

12.     Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof, and supersede any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof.

13.     Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

14.     Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Grantee’s electronic signature of this Agreement shall have the same validity and effect as a signature affixed by Grantee’s hand.

15.     Notices. All notices and other communications under this Agreement shall be in writing and shall be given by first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing to the respective parties named below:

If to the Company:	Nuvectra Corporation
5830 Granite Parkway, Suite 1100
Plano, Texas 75024
Attention: General Counsel

If to Grantee:	At the address in the Company’s payroll records.

Either party hereto may change such party’s address for notices by notice duly given pursuant hereto.

16.     Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by both of the parties hereto.

17.     Acceptance. Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. Grantee has read and understand the terms and provision thereof, and accepts the Restricted Shares subject to all the terms and conditions of the Plan and this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

NUVECTRA CORPORATION:

By:
Name:
Title:

GRANTEE:

Name: